Exhibit 10.23

Privileged & Confidential

ARMORED AUTO GROUP PARENT INC.

2010 EQUITY INCENTIVE PLAN

EMPLOYEE

OPTION GRANT AWARD AGREEMENT

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TABLE OF CONTENTS

(continued)

Page

(l)	Grantee Undertaking	9
(m)	Option Subject to Plan	9

SECTION 9.	DEFINITIONS	9

EXHIBIT A	NOTICE OF EXERCISE

EXHIBIT B	INVESTMENT REPRESENTATIONS AND WARRANTIES

EXHIBIT C	SHARE POWER

EXHIBIT D	JOINDER AGREEMENT

EXHIBIT E	IRREVOCABLE PROXY

SCHEDULE A	GROUP EBITDA TARGETS

SCHEDULE B	RETURN OF CAPITAL

SCHEDULE C	RESTRICTIVE COVENANTS

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ARMORED AUTO GROUP PARENT INC.

2010 EQUITY INCENTIVE PLAN

EMPLOYEE OPTION GRANT AWARD AGREEMENT

GRANT TO:  [Name]

THIS AGREEMENT (this “Agreement”) is made as of [Date] (the “Grant Date”), between Armored Auto Group Parent Inc. (f/k/a Viking Parent Inc.), a Delaware corporation (the “Company”), and [Name] (the “Grantee”).  Capitalized terms, unless defined in Section 9 or a prior section of this Agreement, shall have the same meanings as in the Viking Parent Inc. 2010 Equity Incentive Plan (the “Plan”).

WHEREAS, the Company desires to grant to the Grantee options (“Options”) to purchase a certain number of shares of Common Stock, par value $0.01, of the Company on the date hereof pursuant to the terms and conditions of this Agreement and the Plan.

WHEREAS, the Board has determined that it would be to the advantage, and in the best interest, of the Company and its stockholders to grant the option provided for herein to the Grantee pursuant to the terms and conditions of the Plan and this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto hereby agree as follows:

SECTION 1.                         GRANT OF OPTION AWARD

(a)                                 Grant.  Subject to the terms and conditions of the Plan and this Agreement, the Company hereby grants to the Grantee the right and option to purchase all or any part of an aggregate of [Total Number of Options] Shares (the “Option”), subject to adjustment as set forth in the Plan.  [Number of Time-Based Options] Shares subject to the Option shall vest based on the passage of time (the “Time Award”), and [Number of Performance-Based Options] Shares subject to the Option shall vest based upon the achievement of certain annual performance goals specified herein (the “Performance Award”), in each case, in accordance with Section 2 and Section 5.

(b)                                 Plan.  The Option is subject to the terms and conditions of the Plan (as it may be amended from time to time) which are hereby incorporated herein by reference and made a part of this Agreement.

(c)                                  No Rights as Stockholder. It shall be understood that none of the terms contained herein grant to the Grantee any rights as a stockholder, and the Grantee shall not have any such rights under this Agreement unless and until the Grantee receives Incentive Shares in connection with the exercise of the Option in accordance with the terms hereunder.

(d)                                 Non-Competition and Confidentiality.  In consideration of the Option granted herein, the Grantee agrees to be bound by the non-competition and confidentiality provisions set forth on Schedule C hereto, which is incorporated herein and made a part hereof

(the “Restrictive Covenants”).  The Grantee hereby acknowledges and agrees that the Restrictive Covenants set forth on Schedule C hereto are in addition to, and not in lieu of, any other restrictive provisions and covenants in favor of the Company or any of its subsidiaries by which the Grantee is otherwise bound, including, but not limited to, the restrictive provisions and covenants contained in the [Insert prior employment/restrictive covenant agreement] dated as of [Insert date of such agreement].

(e)                                  Exercise Price.  The Exercise Price of the Shares subject to the Option shall be $[•] per Share (the “Exercise Price”).

SECTION 2.                         VESTING

The portion of the Option that has become vested is hereinafter referred to as the “Vested Portion” and the portion of the Option that has not yet become vested is hereinafter referred to as the “Unvested Portion”.  Subject to the terms set forth in the Plan and this Award Agreement, the Option shall vest as follows:

(a)                                 Time Award.  The Time Award shall vest in equal installments on each of the first, second, third, fourth and fifth anniversaries of the Grant Date (each such date, a “Time Vesting Date”), such that 20% of the Time Award shall vest on each Time Vesting Date, subject to the Grantee’s continued Service through the applicable Time Vesting Date.

(b)                                 Performance Award.  The Performance Award shall vest as set forth below:

(i)                                     The Performance Award shall vest in equal annual twenty percent (20%) installments (each, a “Tranche”) on each Determination Date for each of the fiscal years ending on December 31 of [2014, 2015, 2016, 2017 and 2018] (each, a “Fiscal Year”), subject to (i) the Grantee’s continued Service on each Determination Date, and (ii) the achievement of the annual Group EBITDA targets specified in Schedule A hereto, as determined by the Board in its reasonable discretion.  With respect to each applicable Fiscal Year, “Determination Date” shall mean the date on which the Board determines the level at which the applicable Group EBITDA for such year has been attained, which date shall be no later than fifteen (15) days following the date on which the Company’s audited financial statements with respect to such Fiscal Year are delivered to the Board, and, promptly after such determination, the Company shall notify the Grantee of the amount of Group EBITDA for such Fiscal Year and the portion of the Performance Award that vests pursuant to this Section 2(b)(i).

1.                                      Vesting.  With respect to any applicable Fiscal Year of the Company, 100% of the Tranche eligible to vest with respect to such Fiscal Year shall vest if the Group EBITDA with respect to such Fiscal Year is equal to, or greater than, the Target Amount applicable to such Fiscal Year, as set forth on Schedule A.  With respect to any applicable Fiscal Year of the Company, 0% of the Tranche eligible to vest with respect to such Fiscal Year shall vest if the Group EBITDA with respect to such Fiscal Year is less than the Floor Amount applicable to such Fiscal Year as set forth in Schedule A.  In the event that the Group EBITDA for Fiscal Years [2015, 2016, 2017 and 2018] is at least the Floor Amount, then the portion of such Tranche eligible to vest with respect to such Fiscal Year that becomes vested shall be determined based on the following formula: (i) 100% of the amount of the Tranche eligible to vest in such Fiscal Year, multiplied (ii) by a fraction, (x) the numerator of which is the actual Group EBITDA for such Fiscal Year minus the Floor Amount applicable to such Fiscal Year as set forth on Schedule A, and (y) the denominator of which is Target Amount applicable to such Fiscal Year as set forth on Schedule A minus the Floor Amount applicable to such Fiscal Year as set forth on Schedule A; provided that such percentage shall not exceed 100%. For the 2014 Fiscal Year, 100% of the Tranche eligible to vest with respect such Fiscal Year shall vest in the event that the Group EBITDA for the 2014 Fiscal Year is at least the Floor Amount.

2.                                      Carry Back and Carry Forward.  With respect to the Performance Award granted pursuant to this Agreement, if the Group EBITDA for the Fiscal Year ending December 31, [2014, 2015, 2016, 2017 or 2018] (determined before the application of this Section 2(b)(i)(2) (each a “Current Year”) exceeds the Target Amount for such Current Year as set forth on Schedule A (the amount of such excess, an “Excess Amount”): (x) the Group EBITDA for the prior Fiscal Year (“Prior Year”) shall be recalculated to be an amount equal to the sum of the Group EBITDA for such Prior Year plus the Excess Amount (a “Carry Back”); or (y) the Group EBITDA for the following Fiscal Year (“Next Year”) shall be recalculated to be an amount equal to the sum of the Group EBITDA for such Next Year plus the Excess Amount (a “Carry Forward”).  Any Excess Amount shall first be applied to a Carry Back, and then, any remaining Excess Amount may be applied to a Carry Forward; provided, that there shall be no Carry Forward for 2019 for performance in respect of 2018.  For the avoidance of doubt, in no event will more than 100% of the Tranche eligible to vest with respect to such Fiscal Year become vested after taking into account any applicable Carry Back or Carry Forward.

(ii)                                  In no event shall the Grantee be eligible to receive more than one-hundred percent (100%) of the Performance Award.

(c)                                  Accelerated Vesting.  In connection with a Change of Control, subject to the Grantee’s continued Service through the date of the Change of Control (or if Grantee’s Service is involuntarily terminated without Cause or is voluntarily terminated with Good Reason in either case within sixty (60) days before a Change of Control:

(i)                                     the entire Unvested Portion of the Time Award shall vest (it being understood that in no event shall the Grantee be eligible to receive more than one-hundred percent (100%) of the Time Award); and

(ii)                                  the entire Unvested Portion of the Performance Award, including, for the avoidance of doubt, any Performance Award for any Prior Year that has not vested pursuant to the annual Group EBITDA targets specified in Schedule A, shall vest (it being understood that in no event shall the Grantee be eligible to receive more than one-hundred percent (100%) of the Performance Award) if, and only if, the applicable Return of Capital Target as set forth in Schedule B is achieved; and upon the occurrence of a Change of Control in which the applicable Return of Capital Target set forth in Schedule B is not achieved, all such unvested Performance Award options shall be cancelled by the Company without consideration and shall be deemed terminated and forfeited without consideration in all respects, or as otherwise determined by the Board.

SECTION 3.                         EXERCISE PROCEDURES

(a)                                 Notice of Exercise.  Subject to Section 5 hereof, the Vested Portion may be exercised by delivering to the Company at its principal office written notice of intent to so exercise in the form attached hereto as Exhibit A (such notice, a “Notice of Exercise”).  Such Notice of Exercise shall be accompanied by payment in full of the aggregate Exercise Price in cash for the Shares to be exercised (plus payment of the applicable tax withholding) and, if applicable, an executed Joinder Agreement as required by Section 3(c), and an Irrevocable Proxy as required by Section 3(d).  In the event that the Option is being exercised by the Grantee’s representative, the Notice of Exercise shall be accompanied by proof (satisfactory to the Committee) of the representative’s right to exercise the Option.  The aggregate Exercise Price for the Shares to be exercised shall be paid (i) in cash or another form of payment to the extent, but only to the extent, permitted by the Board, in its sole discretion, in accordance with the Plan, or (ii) following an Initial Public Offering, subject to such requirements as may be imposed by the Board and subject to other requirement or restriction in the Stockholders’ Agreement, through the delivery of irrevocable instructions to a broker to sell Shares obtained upon the exercise of the Option and to deliver promptly to the Company an amount out of the proceeds of such sale equal to the aggregate Exercise Price for the Shares being purchased.  In the event of the Grantee’s death, the Vested Portion shall be exercisable by the executor or administrator of the Grantee’s estate, or the Person or Persons to whom the Grantee’s rights under this Agreement shall pass by will or by the laws of descent and distribution, as the case may be.  Any heir or legatee of the Grantee shall take rights herein granted subject to the terms and conditions of this Agreement and the Plan.

(b)                                 Withholding.  The Company shall have the power and the right to deduct or withhold automatically from any amount deliverable under this Agreement, or otherwise, or to require the Grantee to remit to the Company, the minimum statutory amount to satisfy federal, state and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of this Agreement. The Grantee may elect, subject to the approval of the Board, in its sole discretion, to satisfy the withholding requirement, in whole or in part, by having the Company withhold Shares having a Fair Market Value on the date the tax is to be determined equal to the minimum statutory total tax that could be imposed in connection with any such taxable event.

(c)                                  Joinder Agreement; 83(b) Election.  At the time of the Notice of Exercise, if the Grantee is not then party to the Stockholders’ Agreement, the Grantee shall be required to execute a Joinder Agreement and become a party to the to the Stockholders’ Agreement prior to or concurrent with such exercise.  If the Grantee fails to execute the Joinder Agreement at or prior to the time of the Notice of Exercise, such exercise shall be ineffective and, without further notice, be deemed null and void.  Grantee understands that under Section 83 of the Internal Revenue Code of 1986, as amended (the “Code”), the excess of the Fair Market Value of the Incentive Shares on the date of any forfeiture restrictions applicable to such Incentive Shares lapse over the Exercise Price for such Incentive Shares will be reportable as ordinary income on such lapse date.  For this purpose, the term “forfeiture restrictions” includes the right of the Company to repurchase the Incentive Shares pursuant to the repurchase rights set forth in the Stockholders’ Agreement.  Grantee understands that Grantee may elect under Section 83(b) of the Code to be taxed at the time the Incentive Shares are acquired, rather than when and as such Incentive Shares cease to be subject to such forfeiture restrictions.  Such election must be filed with the Internal Revenue Service within thirty (30) days after the Exercise Date.  Even if the Fair Market Value of the Incentive Shares on the Exercise Date equals the Exercise Price (and thus no tax is payable), the election must be made to avoid adverse tax consequences in the future.  Grantee understands that failure to make this filing within the thirty (30) day period will result in the recognition of ordinary income by Grantee as and each time the forfeiture restrictions lapse.  GRANTEE ACKNOWLEDGES THAT IT IS GRANTEE’S SOLE RESPONSIBILITY, AND NOT THE COMPANY’S, TO FILE A TIMELY ELECTION UNDER SECTION 83(b), EVEN IF GRANTEE REQUESTS THE COMPANY OR ITS REPRESENTATIVES TO MAKE THIS FILING ON HIS OR HER BEHALF.  This filing should be made by registered or certified mail, return receipt requested, and Grantee must retain two (2) copies of the completed form for filing with Grantee’s State and Federal tax returns for the current tax year and additional copy for Grantee’s personal records.

(d)                                 Irrevocable Proxy.  At the time of the Notice of Exercise, if the Grantee has not then executed an Irrevocable Proxy, the Grantee is also required to execute an Irrevocable Proxy.

(e)                                  Issuance of Shares; Stockholders’ Agreement; Restrictions on Shares.  After receiving a properly completed and executed Notice of Exercise and payment for the full amount of the Exercise Price as required by Section 3(a) and, if applicable, an executed Joinder Agreement as required by Section 3(c), and an Irrevocable Proxy as required by Section 3(d), the Company shall cause to be issued a certificate or certificates for the Incentive Shares, registered in the name of the Grantee (or in the names of such person and his or her spouse as community property or as joint tenants with right of survivorship), provided that as a condition to the issuance of Incentive Shares hereunder, the Grantee shall make, as of the time of issuance of such Incentive Shares, representations and warranties in a form satisfactory to the Company and substantially similar to those contained in Exhibit B.  In connection with any exercise of the Option, the Person exercising the Option shall deliver to the Company a duly executed blank share power in the form attached hereto as Exhibit C.  Incentive Shares received upon the exercise of the Option shall be subject to all of the terms and conditions of the Stockholders’ Agreement, including all transfer restrictions and repurchase rights set forth therein.  The certificates for Incentive Shares may include any legend that the Board deems appropriate to reflect any conditions and restrictions applicable to such Incentive Shares.

SECTION 4.                         SECURITIES LAW ISSUES, TRANSFER RESTRICTIONS

(a)                                 Grantee Acknowledgements and Representations.  The Grantee understands and agrees that:  (x) neither the Option nor the Incentive Shares have been registered under the Securities Act, (y) the Option and the Incentive Shares are restricted securities under the Securities Act and (z) neither the Option nor the Incentive Shares may be resold or transferred unless they are first registered under the Securities Act or unless an exemption from such registration is available.  The Grantee hereby makes the representations and warranties set forth in Exhibit B hereto.

(b)                                 No Registration Rights.  The Company may, but shall not be obligated to, register or qualify the issuance of Incentive Shares to the Grantee, or the resale of any such Incentive Shares by the Grantee under the Securities Act or any other applicable law.

(c)                                  Transfers.  Unless otherwise determined by the Board, in its sole discretion, the Grantee shall not be permitted to transfer or assign the Option except in the event of death or in accordance with Section 14.5 of the Plan.  The Grantee understands that the Stockholders’ Agreement contains significant restrictions on the transfer of the Incentive Shares.  The Grantee acknowledges that the transfer restrictions contained in this Agreement are reasonable and in the best interests of the Company.

SECTION 5.                         TERM OF GRANT; EXPIRATION OF VESTED PORTION AND UNVESTED PORTION

(a)                                 Term of Grant.  The Option granted pursuant to this Agreement shall expire, terminate and be cancelled 10 years from the Grant Date (such date, the “Expiration Date”), unless such Option has expired, terminated and been cancelled earlier as set forth herein.

(b)                                 Expiration of Vested Portion Following Termination.  Upon the Grantee’s Service ceasing (a “Terminated Grantee” and, the date of such termination, the “Termination Date”) for any reason and subject to the Terminated Grantee’s continued compliance with any Restrictive Covenants, the following shall apply:

(i)                                     if the Terminated Grantee’s Service is terminated for any reason other than the Terminated Grantee’s death, Permanent Disability or Cause, the Terminated Grantee or his or her Permitted Transferees shall have 60 days from the Termination Date to exercise the Vested Portion (otherwise such Vested Portion, as of the end of such 60-day period, shall be cancelled, terminated and forfeited in all respects), but in no event later than the Expiration Date;

(ii)                                  if the Terminated Grantee’s Service is terminated for Cause, the Vested Portion of the Option as of the Termination Date shall be cancelled, terminated and forfeited in all respects as of the Termination Date;

(iii)                               if the termination of the Terminated Grantee’s Service is due to the Terminated Grantee’s death, the Terminated Grantee or his or her legal representative or Permitted Transferees shall have one year from the Termination Date to exercise the Vested Portion (otherwise such Vested Portion, as of the end of such one-year period, shall be cancelled, terminated and forfeited in all respects); and

(iv)                              if the termination of the Terminated Grantee’s Service is due to the Terminated Grantee’s Permanent Disability, the Terminated Grantee or his or her legal representative or Permitted Transferees shall have 180 days from the Termination Date to exercise the Vested Portion (otherwise such Vested Portion, as of the end of such 180-day period, shall be cancelled, terminated and forfeited in all respects), but in no event later than the Expiration Date.

(c)                                  Expiration of Unvested Portion Following Termination.  Any Unvested Portion as of the Termination Date shall expire and terminate in all respects as of such date, and shall be forfeited by the Grantee or his or her Permitted Transferees.  For the avoidance of doubt, no Carry Back shall cause any further Performance Awards to vest following the Termination Date.

SECTION 6.                         CALL RIGHT UPON TERMINATION OF SERVICE

Upon the termination of the Grantee’s Service, the Company, or any Avista Investors designated thereby, shall have the right to exercise the Call Right following such termination for any reason, in each case, pursuant to the terms and conditions set forth in the Stockholders’ Agreement.

SECTION 7.                         ADJUSTMENT OF SHARES

In the event of a recapitalization or another event set forth in Section 12 of the Plan, the terms of the Option (including, without limitation, the number and kind and Exercise Price of Shares subject to this Agreement) shall be adjusted as set forth in the Plan; it being understood, that the foregoing is not in limitation of the terms set forth in Section 2(b) and 2(c) above.

SECTION 8.                         MISCELLANEOUS PROVISIONS

(a)                                 No Retention Rights.  Nothing in this Agreement or in the Plan shall confer upon the Grantee any right to continue in Service or interfere with or otherwise restrict in any way the rights of the Company or any Subsidiary, which rights are hereby expressly reserved by the Company and each of its Subsidiaries, to terminate the Grantee’s Service at any time and for any reason, with or without Cause.

(b)                                 Notices.  All notices, requests and other communications under this Agreement shall be in writing and shall be delivered in person (by courier or otherwise), mailed by certified or registered mail, return receipt requested, or sent by facsimile transmission, as follows:

if to the Company, to:

Armored Auto Group Parent Inc.

c/o Avista Capital Partners

65 East 55th Street

18th Floor

New York, NY 10022

Attention:  David Durkin; Jackson Phillips; Ben Silbert, General Counsel
Fax:  (212) 593-6943

if to the Grantee, to the address that he or she most recently provided to the Company,

or, in each case, at such other address or fax number as such party may hereafter specify for the purpose of notices hereunder by written notice to the other party hereto.  All notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a Business Day in the place of receipt.  Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.  Any notice, request or other written communication sent by facsimile transmission shall be confirmed by certified or registered mail, return receipt requested, posted within one Business Day, or by personal delivery, whether by courier or otherwise, made within two Business Days after the date of such facsimile transmissions; provided, that such confirmation mailing or delivery shall not affect the date of receipt, which will be the date that the facsimile successfully transmitted the notice, request or other communication.

(c)           Entire Agreement.  This Agreement, the Plan, the Stockholders’ Agreement, the Grantee’s employment agreement, if any, and the other agreements referred to herein and therein and any schedules, exhibits and other documents referred to herein or therein, constitute the entire agreement and understanding among the parties hereto in respect of the subject matter hereof and thereof and supersede all prior and contemporaneous arrangements, agreements and understandings, both oral and written, whether in term sheets, presentations or otherwise, among the parties hereto, or between any of them, with respect to the subject matter hereof and thereof.

(d)           Amendment; Waiver.  No amendment or modification of any provision of this Agreement shall be effective unless signed in writing by or on behalf of the Company and the Grantee, except that the Company may amend or modify the Agreement without the Grantee’s consent in accordance with the provisions of the Plan or as otherwise set forth in this Agreement.  Notwithstanding the foregoing, following an Initial Public Offering and to the extent that the Avista Investors hold, in the aggregate, at least 20% of the outstanding Shares, the Company shall not amend, modify or waive the requirements of Section 3(c) hereof without the prior written consent of the Avista Investors.  The failure of the Company in any instance to exercise the Call Option shall not constitute a waiver of any other rights that may subsequently arise under the provisions of this Agreement or any other agreement between the Company and the Grantee.  No waiver of any breach or condition of this Agreement shall be deemed to be a waiver of any other or subsequent breach or condition whether of like or different nature.  Any amendment or modification of or to any provision of this Agreement, or any waiver of any provision of this Agreement, shall be effective only in the specific instance and for the specific purpose for which made or given.

(e)           Assignment.  Neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof shall be assignable by the Grantee except pursuant to a Transfer in accordance with the provisions of this Agreement.

(f)            Successors and Assigns; No Third Party Beneficiaries.  This Agreement shall inure to the benefit of and be binding upon the Company and the Grantee and their respective heirs, successors, legal representatives and permitted assigns.  Nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the Company and the Grantee, and their respective heirs, successors, legal representatives and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

(g)           Governing Law; Venue. This Agreement and all issues concerning the relative rights of the Company and any Grantee with respect to each other shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.  All claims or causes of action (whether in contract or tort) that may be based upon, arise out of, or relate to this Agreement shall be heard and determined in the Chancery Court of the State of Delaware and any state appellate court therefrom within the State of Delaware and the parties hereto hereby irrevocably submit to the exclusive jurisdiction and venue of such courts in any such action or proceeding and irrevocably and unconditionally waive the defense of an inconvenient forum, or lack of jurisdiction to the maintenance of any such action or proceeding.

(h)           Waiver of Jury Trial.  The Grantee hereby irrevocably waives all right of trial by jury in any legal action or proceeding (including counterclaims) relating to or arising out of or in connection with this Agreement or any of the transactions or relationships hereby contemplated or otherwise in connection with the enforcement of any rights or obligations hereunder.

(i)            Interpretation.  Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation apply:

Headings.  The division of this Agreement into Sections and other subdivisions and the insertion of headings are for convenience of reference only and do not alter the meaning of, or affect the construction or interpretation of, this Agreement.

Section References.  Unless otherwise specified, all references in this Agreement to any “Section” are to the corresponding Section of this Agreement.

Schedules/Exhibits.  Any capitalized terms used in any Schedule or Exhibit to this Agreement but are not otherwise defined therein have the meanings set forth in this Agreement.

(j)            Severability.  If any provision of this Agreement is invalid, illegal, or incapable of being enforced by any law, all other provisions of this Agreement remain in full force and effect so long as the economic and legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party.  If any provision of this Agreement is held to be invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

(k)           Counterparts.  The parties may execute this Agreement in one or more counterparts, each of which constitutes an original and all of which collectively constitute one and the same instrument.  The signatures of all the parties need not appear on the same counterpart.

(l)            Grantee Undertaking.  The Grantee agrees to take whatever additional action and execute whatever additional documents the Company may deem necessary or advisable to carry out or effect one or more of the obligations or restrictions imposed on either the Grantee or upon the Option or any Incentive Shares pursuant to the provisions of this Agreement.

(m)          Option Subject to Plan.  By entering into this Agreement, the Grantee agrees and acknowledges that the Grantee has received and read a copy of the Plan. The Option is subject to the terms and conditions of the Plan.  In the event of a conflict between any term or provision contained herein and a term or provision of the Plan, the applicable terms and provisions of the Plan will govern and prevail.

SECTION 9.        DEFINITIONS

(a)           “Avista Investors” means Avista Capital Partners II, L.P., Avista Capital Partners (Offshore) II, L.P. and Avista Capital Partners (Offshore) II-A, L.P., or any of their Permitted Transferees (as defined in the Stockholders’ Agreement).

(b)           “Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in New York City are authorized by law to close.

(c)           “Call Option” has the meaning ascribed to such term in the Stockholders’ Agreement.

(d)           “Change of Control” has the meaning ascribed to such term in the Stockholders’ Agreement.

(e)           “Closing Date” means the date of consummation of the transactions contemplated by the Stock Purchase Agreement (the “Stock Purchase Agreement”) by and among Armored Auto Group Inc., AAG IDQ Acquisition Corporation, IDQ Acquisition Corp., the stockholders of IDQ Acquisition Corp. and, solely in its capacity as the stockholder representative thereunder, KI-IDQ 2012 Holdings, LLC, dated as of March 17, 2014, as amended and restated from time to time.

(f)            “Cumulative Cash Proceeds” means, without duplication: (i) cumulative cash proceeds actually received by the Avista Investors as consideration for the sale or other disposition of their Shares, including cash proceeds actually received by the Avista Investors in connection with a sale of Shares in an Initial Public Offering (net of unreimbursed Sales Costs), (ii) cumulative cash proceeds actually received by the Avista Investors as cash dividends with respect to such Shares, (iii) securities issued to the Avista Investors in connection with a Change of Control, which shall be deemed sold, as of the time of the closing or effective time of such Change of Control transaction, for cash by the Avista Investors for an amount per security equal to the value ascribed to such securities pursuant to and in connection with the definitive acquisition agreement or other transaction agreement effecting such Change of Control as of the time of the closing or effective time of such Change of Control transaction (net of unreimbursed Sales Costs); provided, that, after a deemed sale described in clause (iii) above, such securities shall no longer be taken into account in the determination of Cumulative Cash Proceeds, and (iv) any advisory, management, monitoring, transaction or other fees received by any Avista Investor or any of their Affiliates from the Company or any of its Subsidiaries only to the extent they exceed, in the aggregate, $1,000,000 per annum, but determined by excluding the following: (a) any commitment or similar fees charged for any additional investment (as debt or equity) by the Avista Investors in the Company or any of its Subsidiaries, or (b) any customary increases in Avista Investors’ annual monitoring, advisory, management or similar fee (currently paid pursuant to Section 2(b) of the Monitoring Agreement (as defined below)).

(g)           “EBITDA” means, with respect to a business or entity for a particular period, the sum of: (i) net income (or loss) of such business or entity for such period; plus (ii) all interest expense of such business or entity (net of interest income) for such period deducted in calculating such net income (loss); plus (iii) all income or other taxes of such business or entity for such period deducted in calculating such net income (loss); plus (iv) all depreciation expenses of such business or entity for such period deducted in calculating such net income (loss); plus (v) all amortization expenses of such business or entity for such period deducted in calculating such net income (loss); plus (vi) all monitoring fees and other fees, expenses and amounts paid by the Company or any of its Subsidiaries pursuant to the Management Agreement, dated as of December 27, 2012, as amended by the First Amendment to Management Agreement, dated as of March 17, 2014, by and between Kinderhook Industries III, L.P. and IDQ Holdings, Inc., and the Advisory Services and Monitoring Agreement, dated as of November 5, 2010, by and between Armored Auto Group Inc. and Avista Capital Holdings, L.P. (the “Monitoring Agreement”); plus (vii) non-recurring expenses for executive severance, relocation, recruiting and one-time compensation; plus (viii) the aggregate amount of all other non-cash charges or losses reducing net income including stock-based compensation expense, if any; plus (ix) all extraordinary losses; plus (x) all expenses in connection with the acquisition by the Company, directly or indirectly through its subsidiaries of AAG IDQ Acquisition Corp.; less (xi) all extraordinary gains; in each case, determined in accordance with generally accepted accounting principles in the United States of America, consistently applied, and as approved by the Board in good faith.

(h)           “Exercise Date” means the later of the date a Notice of Exercise is received by the Company and, if applicable, the date payment is received by the Company for the applicable Exercise Price and all applicable taxes required to be withheld in connection with such exercise.

(i)            “Group EBITDA” for a Fiscal Year means EBITDA of the Company and its Subsidiaries calculated on a consolidated basis for such Fiscal Year and shall (for the avoidance of doubt) reflect a reduction for all management and employment cash bonuses payable with respect to such Fiscal Year.

(j)            “Incentive Shares” means any Shares issued pursuant to the exercise of the Option in accordance with the terms of this Agreement.

(k)           “Initial Investment” means $[•].  In the event of any additional equity investments in the Company or any of its Subsidiaries made by any Avista Investors or any affiliated investment vehicles of the Avista Investors following the Closing Date and prior to the consummation of a Change of Control, the parties shall negotiate in good faith to make any applicable changes to this Agreement.

(l)            “Irrevocable Proxy” means the Irrevocable Proxy in the form attached as Exhibit E hereto.

(m)          “Joinder Agreement” means an agreement substantially in the form of Exhibit C attached hereto, pursuant to which the Grantee shall become a party to the Stockholders’ Agreement and subject to all of the rights, restrictions and obligations contained therein.

(n)           “Permitted Transferee” means (i) any executor, administrator or testamentary trustee of the Grantee’s estate if the Grantee dies, (ii) any transferee receiving Shares owned by the Grantee by will, intestacy laws or the laws of descent or survivorship, and (iii) any trustee of a trust (including an inter vivos trust) of which there are no principal beneficiaries other than the Grantee or one or more lineal descendants, siblings or parents of the Grantee or one or more lineal descendants of any siblings of the Grantee.

(o)           “Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a government or any branch, department, agency, political subdivision or official thereof.

(p)           “Sales Costs” means any reasonable out-of-pocket costs or expenses (including legal or other advisor costs), fees (including investment banking fees), commissions or discounts payable directly by the Avista Investors or any of their Affiliates (and not indirectly by the Company) to any unaffiliated third parties in connection with, arising out of or relating to any sale or other disposition of their Shares (including in connection with the negotiation, preparation and execution of any transaction documentation with respect to such sale or other disposition).

(q)           “Transfer” means, with respect to any securities (including the Shares and the Option), (i) when used as a verb, to sell, assign, dispose of, exchange, pledge, encumber, hypothecate or otherwise transfer such securities or any participation or interest therein, whether directly or indirectly, or agree or commit to do any of the foregoing and (ii) when used as a noun, a direct or indirect sale, assignment, disposition, exchange, pledge, encumbrance, hypothecation, or other transfer of such securities or any participation or interest therein or any agreement or commitment to do any of the foregoing.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above.

ARMORED AUTO GROUP PARENT INC.

By:
Name:
Title:

[Name]

SIGNATURE PAGE TO OPTION AWARD

EXHIBIT A

NOTICE OF EXERCISE

Armored Auto Group Parent Inc.

c/o Avista Capital Partners

65 East 55th Street, 18th Floor

New York, NY 10022

Attention:  David Durkin; Jackson Phillips; Ben Silbert, General Counsel
Fax:  (212) 593-6943

Date of Exercise:

Ladies & Gentlemen:

1.             Exercise of Option. This constitutes notice to Armored Auto Group Parent Inc. (the “Company”) that pursuant to my Option Grant Award Agreement, dated [•] (the “Award Agreement”), I elect to purchase the number of Shares set forth below for the price set forth below. Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to such terms in the Award Agreement. By signing and delivering this notice to the Company, I hereby acknowledge that I am the holder of the Option exercised by this notice and have full power and authority to exercise the same.

Date of Grant:

Number of Shares as to which Option is exercised (“Optioned Shares”):

Shares to be issued in name of:

Total exercise price:	$

Cash payment [or other method of payment permitted under Section 3(a) of the Award Agreement] delivered herewith:	$

[Method:]

2.             Form of Payment. The Option may be exercised by [delivery of (a) cash or its equivalent (e.g., cashier’s check); or (b) following an Initial Public Offering, delivery of irrevocable instructions to a broker to sell Shares obtained upon the exercise of the Option and to deliver promptly to the Company an amount out of the proceeds of such sale equal to the aggregate Exercise Price for the Shares being purchased].  Forms of payment other than as described in the immediately preceding sentence are limited by the Plan and are permissible only to the extent approved by the Board, in its sole discretion.

3.             Delivery of Payment. With this notice, I hereby deliver to the Company the full exercise price of the Optioned Shares [(a) in cash; (b) by delivery of irrevocable instructions to a broker to sell Shares obtained upon the exercise of the Option and to deliver promptly to the Company an amount out of the proceeds of such sale equal to the aggregate Exercise Price for the Shares being purchased] and any and all withholding taxes due in connection with the exercise of my Option, subject to satisfaction of any and all withholding taxes in any other manner consistent with the Award Agreement and the Plan, or I have otherwise satisfied such requirements.

4.     Rights as Stockholder. While the Company shall endeavor to process this notice in a timely manner, I acknowledge that until the issuance of the Optioned Shares (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company) and my satisfaction of any other conditions imposed by the Board pursuant to the Plan or as set forth in the Award Agreement, no right to vote or receive dividends or any other rights as a stockholder shall exist with respect to such shares, notwithstanding the exercise of my Option. No adjustment shall be made for a dividend or other right for which the record date is prior to the date of issuance of the Optioned Shares.

5.     Interpretation. Any dispute regarding the interpretation of this notice shall be submitted promptly by me or by the Company to the Board. The resolution of such a dispute by the Committee shall be final and binding on all parties.

Very truly yours,

Signature:

Name:

Social Security Number:

EXHIBIT B

Investment Representations and Warranties

The Grantee hereby represents and warrants to the Company that:

1.                                      The Option and Incentive Shares received by him or her will be held by him or her for investment only for his or her own account, not as a nominee or agent, and not with a view to the sale or distribution of any part thereof in violation of applicable U.S. federal or state or foreign securities laws.  The Grantee has no current intention of selling, granting participation in or otherwise distributing the Option or Incentive Shares in violation of applicable U.S. federal or state or foreign securities laws.  The Grantee does not have any contract, undertaking, agreement or arrangement with any person or entity to sell, transfer or grant participation to such person or entity, or to any third person or entity, with respect to any of the Option or Incentive Shares, in each case, in violation of applicable U.S. federal or state or foreign securities laws.

2.                                      The Grantee understands that the issuance of the Option and Incentive Shares has not been registered under the Securities Act or any applicable U.S. state or foreign securities laws, and that the Option and Incentive Shares are being issued in reliance on an exemption from registration, which exemption depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Grantee’s representations as expressed herein.

3.                                      The Grantee has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of his or her owning the Option and Incentive Shares.  The Grantee is a sophisticated investor, has relied upon independent investigations made by the Grantee and, to the extent believed by the Grantee to be appropriate, the Grantee’s representatives, including the Grantee’s own professional, tax and other advisors, and is making an independent decision to invest in the Option and Incentive Shares.  The Grantee has been furnished with such documents, materials and information that the Grantee deems necessary or appropriate for evaluating an investment in the Company, and the Grantee has read carefully such documents, materials and information and understands and has evaluated the types of risks involved with holding the Option and Incentive Shares.  The Grantee has not relied upon any representations or other information (whether oral or written) from the Company or its stockholders, directors, officers or affiliates, or from any other person or entity, in connection with his or her investment in the Option and Incentive Shares.  The Grantee acknowledges that the Company has not given any assurances with respect to the tax consequences of the ownership and disposition of the Option and Incentive Shares.

4.                                      The Grantee has had, prior to his or her being granted the Option and Incentive Shares, the opportunity to ask questions of, and receive answers from, the Company concerning the terms and conditions of the transactions contemplated by the Agreement and the Grantee’s holding of the Option and Incentive Shares and to obtain additional information necessary to verify the accuracy of any information furnished to him or her or to which he or she had access.  The Grantee confirms that he or she has satisfied himself or herself with respect to any of the foregoing matters.

5.                                      The Grantee acknowledges that he or she has had the opportunity to seek legal advice and all documents, materials and information that he or she has requested or read relating to holding the Option or Incentive Shares and confirms that he or she has satisfied himself or herself with respect to any of the foregoing matters.

6.                                      The Grantee understands that no U.S. federal or state or foreign agency has passed upon the Option or Incentive Shares or upon the Company, or upon the accuracy, validity or completeness of any documentation provided to the Grantee in connection with the transactions contemplated by the Agreement, nor has any such agency made any finding or determination as to holding the Option or Incentive Shares.

7.                                      The Grantee understands that there are substantial restrictions on the transferability of the Option and Incentive Shares and that on the date of the Agreement and for an indefinite period thereafter there will be no public market for the Option or Incentive Shares and, accordingly, it may not be possible for the Grantee to liquidate his or her investment in case of emergency, if at all.  In addition, the Grantee understands that the Agreement and Stockholders’ Agreement contain substantial restrictions on the transferability of the Option and Incentive Shares and provide that, in the event that the conditions relating to the transfer of the Option or any Incentive Shares in such document has not been satisfied, the holder shall not transfer the Option or any such Incentive Shares, and unless otherwise specified the Company will not recognize the transfer of the Option or any such Incentive Shares on its books and records or issue any share certificates representing the Option or any such Incentive Shares, and any purported transfer not in accordance with the terms of the Agreement or the Stockholders’ Agreement shall be void.  As such, Grantee understands that: a restrictive legend or legends in a form to be set forth in the Agreement and the Stockholders’ Agreement will be placed on the certificates representing the Option and Incentive Shares; a notation will be made in the appropriate records of the Company indicating that each of the Option and Incentive Shares are subject to restrictions on transfer and, if the Company should at some time in the future engage the services of a securities transfer agent, appropriate stop-transfer instructions will be issued to such transfer agent with respect to the Option and Incentive Shares; and the Grantee will sell, transfer or otherwise dispose of the Option or Incentive Shares only in a manner consistent with its representations set forth herein and then only in accordance with the Agreement and the Stockholders’ Agreement.

8.                                      The Grantee understands that (i) neither the Option nor the Incentive Shares may be sold, transferred or otherwise disposed of without registration under the Securities Act or an exemption therefrom, (ii) the Option and Incentive Shares have not been registered under the Securities Act; (iii) the Option and Incentive Shares must be held indefinitely and he or she must continue to bear the economic risk of holding the Option and Incentive Shares unless such Option and Incentive Shares are subsequently registered under the Securities Act or an exemption from such registration is available; (iv) the Grantee is prepared to bear the economic risk of holding the Option and Incentive Shares for an indefinite period of time; (v) it is not anticipated that there will be any public market for the Option or Incentive Shares; (vi) the Option and Incentive Shares are characterized as “restricted securities” under the U.S. federal securities laws; and (vii) the Option and Incentive Shares may not be sold, transferred or otherwise disposed of except in compliance with federal, state and local law.

9.                                      The Grantee understands that an investment in the Option or Incentive Shares is not recommended for investors who have any need for a current return on this investment or who cannot bear the risk of losing their entire investment.  In that regard, the Grantee understands that his or her holding the Option and Incentive Shares involves a high degree of risk of loss.  The Grantee acknowledges that: (i) he or she has adequate means of providing for his or her current needs and possible personal contingencies and has no need for liquidity in this investment; (ii) his or her commitment to investments which are not readily marketable is not disproportionate to his or her net worth; and (iii) his or her holding the Option and Incentive Shares will not cause his or her overall financial commitments to become excessive.

10.                               The Grantee has completed and signed the Accredited Investor Certificate attached hereto as Schedule 1.

Schedule 1 to Exhibit B

Accredited Investor Certificate

I, [Name], hereby certify that, as of the date hereof, I fall within the following categor(y)(ies):  (Capitalized terms used herein have the meanings ascribed to them in the Option Grant Award Agreement, dated [•], among Armored Auto Group Parent Inc., and the undersigned.)

(check all that apply)

☐                                   A director or executive officer* of Armored Auto Group Parent Inc.

*An executive officer means the president, any vice president in charge of a principal business unit, division or function (such as sales, administration or finance), any other officer who performs a policy making function, or any other person who performs similar policy making functions for the company concerned.  Executive officers of subsidiaries may be deemed executive officers of a company if they perform such policy making function for the company concerned.

☐                                   A person whose individual net worth, or joint net worth** with my spouse, at the time of purchasing the Restricted Shares, exceeds $1,000,000.

** For the purposes of calculating net worth,(i) the individual’s primary residence shall not be included as an asset; (ii) indebtedness that is secured by the individual’s primary residence, up to the estimated fair market value of the primary residence at the time of the sale of securities, shall not be included as a liability (except that if the amount of such indebtedness outstanding at the time of sale of securities exceeds the amount outstanding 60 days before such time, other than as a result of the acquisition of the primary residence, the amount of such excess shall be included as a liability); and (iii) indebtedness that is secured by the individual’s primary residence in excess of the estimated fair market value of the primary residence at the time of the sale of securities shall be included as a liability.

☐                                   A person who had an individual income in excess of $200,000 in each of the two most recent years or joint income with my spouse in excess of $300,000 in each of those years and have a reasonable expectation of reaching the same income level in the current year.

Dated:

Name: [Name]

EXHIBIT C

Share Power

IRREVOCABLE STOCK POWERS

ARMORED AUTO GROUP PARENT INC.

FOR VALUE RECEIVED, [Name] does hereby sell, assign and transfer unto                                                                           Shares of Common Stock of Armored Auto Group Parent Inc., par value $0.01, represented by Certificate No.        herewith and does hereby irrevocably constitute and appoint                                              attorney to transfer the said stock on the books of the within named corporation with full power of substitution in the premises.

Dated:

By:

[Name]

EXHIBIT D

Joinder Agreement

JOINDER TO STOCKHOLDERS’ AGREEMENT

This Joinder Agreement (this “Joinder Agreement”) is made as of the date written below by the undersigned (the “Joining Party”) in accordance with the Amended and Restated Stockholders’ Agreement dated as of March 17, 2014 (as the same shall be amended, supplemented or modified from time to time, the “Stockholders’ Agreement”) among (i) Armored Auto Group Parent Inc., a Delaware corporation, (ii) Avista Capital Partners II, L.P., Avista Capital Partners (Offshore) II, L.P., Avista Capital Partners (Offshore) II-A, L.P., Charger Co Invest LLC, and (iii) certain other Persons party thereto.  Capitalized terms used, but not defined, herein shall have the meaning ascribed to such terms in the Stockholders’ Agreement.

The Joining Party hereby acknowledges, agrees and confirms that, by its execution of this Joinder Agreement, the Joining Party shall be deemed to be a party to the Stockholders’ Agreement as of the date hereof.  The Joining Party (i) shall have all of the rights and obligations of an “Management Stockholder” under the Stockholders’ Agreement and (ii) shall be deemed an “Management Stockholder” and be subject to all of the terms, conditions, limitations and restrictions applicable thereto under the Stockholders’ Agreement, in each case, as if it had executed the Stockholders’ Agreement.  The Joining Party hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Stockholders’ Agreement.

IN WITNESS WHEREOF, the undersigned has executed this Joinder Agreement as of the date written below.

Date:

[Name]

Address for Notices:

EXHIBIT E

Irrevocable Proxy

IRREVOCABLE PROXY

I, [Name], do hereby irrevocably constitute and appoint the Chief Executive Officer of Armored Auto Group Parent Inc., a Delaware corporation (“Holdings” or the “Company”), as the same may be duly appointed from time to time by the Board of Directors of the Company, with full power of substitution and resubstitution, as my true and lawful proxy to act in my name, place and stead and on my behalf to do and execute all or any of the following specific acts, deeds and things:

(1)                                 To vote (i) my [                   ] Common Stock of Holdings plus any additional Common Stock of Holdings which I may acquire by exercising any option to purchase further additional Common Stock, (ii) my [            ] Preferred Stock of Holdings to the extent that such Preferred Stock is entitled to vote at any time, and (iii) any and all additional equity interests in the Company in which I may at any time have an interest (the “Stock”) of Holdings, represented by certificate number [    ] (or any other certificate(s) issued in replacement or in lieu thereof) at any meeting of the stockholders (whether annual, regular or special meetings and whether or not an adjourned meeting) of Holdings, or any express written consent or dissent in any action taken in lieu of such a meeting and to exercise, do or perform any act, right, power, duty, or obligation that I now have or may acquire the legal right, power or capacity to exercise, do, or perform in connection with, arising out of, or relating to the exercise of voting the Stock.

(2)                                 To sign, endorse and execute in my name, all company consents, waivers of notice, voting of stock and the like, with respect to any matter properly the subject of action by a stockholder of Holdings, including, but not limited to, the removal and replacement of managers and officers, or the liquidation, dissolution, merger or sale of Holdings or any of its assets (including, without limitation, sale of the Stock).

Notwithstanding the foregoing, my proxy shall not be used to take any action that would intentionally expose me to personal liability, including, but not limited to, liability for withholding taxes, sales taxes, franchise taxes and/or other debts and expenses of the Company or expose me to investigation or prosecution, nor will it prevent me from receiving notice or other information that I am entitled to receive under the Stockholder Agreement, the Amended and Restated Charter of Holdings or applicable law as a result of my ownership of the Stock.

Notwithstanding the foregoing, my proxy shall not be used to sell the Stock (except for a sale of the Stock pursuant to Article V (Tag-Along Rights; Drag-Along Rights; Preemptive Rights) of the Amended and Restated Stockholder Agreement dated March 17, 2014 (as the same may be amended, restated or modified from time to time, the “Stockholder Agreement”)).

Proxy Coupled With an Interest.  This irrevocable proxy is given in consideration of the agreements and covenants of Holdings and the parties in connection with the transactions contemplated by the Stockholder Agreement and, as such, is coupled with an interest and shall be irrevocable unless and until the Stockholder Agreement is terminated.

Revocation of Prior Irrevocable Proxy.  This irrevocable proxy shall revoke any other power of attorney or proxy granted by me with respect to the Stock, and I shall not grant any subsequent powers of attorney or proxies with respect to the Stock as long as this irrevocable proxy remains in full force and effect.

Durable Proxy.  This irrevocable proxy shall not terminate on my physical or mental disability, or incapacity.

Ratification.  I hereby ratify and confirm all that my proxy, or his successors, shall lawfully do or cause to be done by virtue of this irrevocable proxy and the rights and power granted herein.

Effect of My Death.  My death shall not revoke or terminate this agency as to the proxy, agent or other person who, without actual knowledge of my death, acts in good faith under this irrevocable proxy.  Any action so taken, unless otherwise invalid or unenforceable, shall be binding upon me and my heirs, devisees, and personal representatives.

Governing Law.  THIS IRREVOCABLE PROXY SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS, AND ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS IRREVOCABLE PROXY SHALL BE BROUGHT, HEARD AND DETERMINED EXCLUSIVELY IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE (PROVIDED HOWEVER, THAT IF SUBJECT MATTER JURISDICTION IS UNAVAILABLE IN THAT COURT, THEN ALL SUCH CLAIMS SHALL BE TRANSFERRED TO OR OTHERWISE BROUGHT, HEARD AND DETERMINED EXCLUSIVELY IN ANY OTHER STATE OR FEDERAL COURT SITTING IN WILMINGTON, DELAWARE).

I sign my name to this Irrevocable Proxy on the        of                                 .

[Name]

SCHEDULE A

GROUP EBITDA TARGETS

Group EBITDA for the Applicable Fiscal Year ($)
	2014	2015	2016	2017	2018
Target Amount
Floor Amount

(a)                                 Adjustments to Group EBITDA.

(i)                                     To the extent that during any Fiscal Year, the Company or any of its Subsidiaries acquires any business (whether a division of a business, line of business, business unit or otherwise), the assets of any business or any product (an “Acquired Business”), (x) Target Amount and Floor Amount for such Fiscal Year shall be adjusted on a pro forma basis at the Board’s reasonable discretion, and (y) Target Amount and Floor Amount for each subsequent Fiscal Year shall be adjusted on a pro forma basis at the Board’s reasonable discretion.

(ii)                                  To the extent that during any Fiscal Year, the Company or any of its Subsidiaries sells or otherwise disposes of any business (whether a division of a business, line of business, business unit or otherwise), the assets of any business or any product (a “Sold Business”), (x) Target Amount and Floor Amount for such Fiscal Year shall be adjusted on a pro forma basis at the Board’s reasonable discretion, and (y) Target Amount and Floor Amount for each subsequent Fiscal Year shall be adjusted on a pro forma basis at the Board’s reasonable discretion.

(iii)                               All determinations of (A) estimated Group EBITDA of any Acquired Business for any period and (B) the amounts included in Target Amount or Floor Amount for any Fiscal Year (or portion thereof) with respect to any Sold Business, shall be made in good faith by the Board after good faith consultation with the Chief Executive Officer of the Company.  Any such determinations shall be final, conclusive and binding on the Grantee.

(iv)                              Notwithstanding anything to the contrary, the Group EBITDA shall be adjusted to add back one-time expenses associated with the achievement of synergies related to the transactions contemplated by the Stock Purchase Agreement; provided that (x) the total amount of expense which is added back pursuant to this Section (a)(iv) shall not exceed $4.9 million in the aggregate over a multi-year period; and (y) to the extent that the integration-related capex exceeds $4.5 million in the aggregate over a multi-year period, the excess will be deducted from the Group EBITDA, in each case as determined by the Board in its good faith discretion; provided further, that the Board, in consultation with the Company’s Chief Executive Officer, shall have the right to modify the caps set forth in this Section (a)(iv) to the extent that additional synergy opportunities are identified.

(v)                                 Group EBITDA shall be adjusted to add back factoring and interest hedging expenses to the extent that factoring and interest hedging expense is deducted in the calculation of EBITDA.

(b)                                 Determinations of the Board.  The Board reserves the right to make adjustments to any Floor Amount and any Target Amount as the Board determines in good faith are appropriate to take into account the effect of: (A) any material transactions or events during the relevant period, including significant changes to capital expenditure plans; and (B) any events during the relevant period outside of the ordinary course.  Any such adjustments shall be made by the Board after good faith consultation with the Chief Executive Officer of the Company and shall be final, conclusive and binding on the Grantee.

SCHEDULE B

RETURN OF CAPITAL

A Return of Capital Target (the “Return of Capital Target”) shall have been achieved for any applicable period specified below if the Avista Investors have received Cumulative Cash Proceeds during such period that are equal to or greater than the Initial Investment multiplied by the applicable multiplier specified below:

Period During Which Return of Capital Occurs	Cumulative Cash Proceeds as a Multiple of Initial Investment
On or prior to 3rd Anniversary of the Closing Date
After 3rd and on or prior to 5th Anniversary of the Closing Date
After 5th Anniversary of the Closing Date

SCHEDULE C

RESTRICTIVE COVENANTS

1.1                               Capitalized Terms.  Capitalized terms used in this Schedule C without definition shall have the meaning ascribed to such terms in the Plan or the Award Agreement to which this Schedule C relates.

1.2                               Non-Compete Undertakings.

(a)                                 Except as provided below, the Grantee, for so long as he/she is providing Services to the Company or any of its Subsidiaries, and for the Non-Competition Period (as defined below), the Grantee shall not, without the express written consent of the Company, directly or indirectly, engage in any activity with, or participate or invest in or assist (whether as owner, part-owner, stockholder, partner, director, officer, trustee, employee, agent, independent contractor or consultant, or in any other capacity) any Company Competitor (as defined in the Stockholders Agreement).

(b)                                 The Grantee agrees that for so long as he/she is employed by the Company or any of its Subsidiaries, and for the Non-Competition Period, the Grantee shall not, directly or indirectly, (i) solicit for employment or employ any person who is employed by the Company, (ii) encourage any officer, employee, client, customer or supplier to terminate or alter his, her, or its relationship or employment with the Company or any of its Subsidiaries, or (iii) solicit for or on behalf of any Company Competitor any client, customer or supplier of the Company or any of its Subsidiaries, or divert to any Person any client or business opportunity of the Company or any of its Subsidiaries.

(c)                                  The term “Non-Competition Period” shall mean the period commencing on the last day of the Grantee’s Service relationship with the Company or any of its Subsidiaries and ending on the first anniversary of the last day of such Grantee’s Service relationship with the Company or any of its Subsidiaries.  In the event of any violation of the provisions of this Section 1.2 of this Schedule C, the Grantee acknowledges and agrees that the Non-Competition Period shall be extended by a period of time equal to the period of such violation (it being the intention of the parties hereto that the running of the Non-Competition Period shall be tolled during any period of such violation).

(d)                                 In furtherance and not in limitation of the foregoing restrictions, during the Grantee’s Service relationship with the Company or any of its Subsidiaries and for the Non-Competition Period, subject to the Grantee’s duties to the Company or its Subsidiaries, the Grantee shall not devote any time to consulting, lecturing or engaging in other self-employment or employment activities without the prior written consent of the Company.

1.3                               Business Opportunities.  The Grantee, while he/she is providing Services to the Company and its Subsidiaries, agrees to offer or otherwise make known or available to the Company or any Subsidiary, as directed by the Company and without additional compensation or consideration, any business prospects, contracts or other business opportunities that he/she may discover, find, develop or otherwise have available to him/her in any field in which the Company or any of its Subsidiaries is engaged, and further agrees that any such prospects, contracts or other business opportunities shall be the property of the Company.

1.4                               Confidentiality.  The Grantee acknowledges that he/she has and will necessarily become informed of, and have access to, certain valuable and confidential information of the Company, Sponsor and their respective Affiliates, including, without limitation, trade secrets, technical information, plans, lists of patients, data, records, fee schedules, computer programs, manuals, processes, methods, intangible rights, contracts, agreements, licenses, personnel information and the identity of customers (collectively, the “Confidential Information”), and that the Confidential Information, even though it may be contributed, developed or acquired in whole or in part by the Grantee is the Company’s exclusive property to be held by the Grantee in trust and solely for the Company’s benefit.  Accordingly, except as required by law, the Grantee shall not, at any time, either during or subsequent to his/her Service, as applicable, use, reveal, report, publish, copy, transcribe, transfer or otherwise disclose to any person, corporation or other entity, any of the Confidential Information without the prior written consent of the Company, except to responsible officers and employees of the Company and its Subsidiaries and other responsible persons who are in a contractual or fiduciary relationship with the Company or one of its Subsidiaries and except for information which legally and legitimately is or becomes of general public knowledge from authorized sources other than the Grantee.  Upon the termination of his/her employment, the Grantee shall promptly deliver to the Company all property and possessions of the Company and its Subsidiaries, including all drawings, manuals, letters, notes, notebooks, reports, copies, deliverable Confidential Information and all other materials relating to the Company and any of its Subsidiaries’ business which are in the Grantee’s possession or control.

1.5                               Enforcement.

(a)                                 If, at the time of enforcement of the provisions of this Schedule C, a court shall hold that the duration, scope, area or other restrictions stated herein are unreasonable under circumstances then existing, the Grantee and the Company agree that it is the intention of the parties that such provision should be enforceable to the maximum extent permissible under applicable law.  To the extent that any provision of this Schedule C or portion hereof shall be invalid or unenforceable, it shall be considered deleted herefrom and the remainder of such provision and of this Schedule C shall be unaffected and shall continue in full force and effect.

(b)                                 The Grantee acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of this Schedule C would be inadequate and, in recognition of this fact, the Grantee agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company shall be entitled to obtain equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available, without the necessity of showing actual monetary damages or the posting of a bond or other security.

(c)                                  In signing the Award Agreement, the Grantee gives the Company assurance that the Grantee has carefully read and considered all of the terms and conditions of this Schedule C and the restraints imposed on the Grantee’s conduct hereunder.  The Grantee agrees that these restraints are necessary for the reasonable and proper protection of the Company and its Affiliates and their Confidential Information and that each and every one of the restraints is reasonable in respect to subject matter, length of time and geographic area, and that these restraints, individually or in the aggregate, will not prevent the Grantee from obtaining other suitable employment during the period in which the Grantee is bound by the restraints.  The Grantee acknowledges that each of these covenants has a unique, very substantial and immeasurable value to the Company and its Affiliates and that the Grantee has sufficient assets and skills to provide a livelihood while such covenants remain in force.  The Grantee further covenants that the Grantee will not challenge the reasonableness or enforceability of any of the covenants set forth in this Schedule C.  It is also agreed that each of the Company’s Affiliates will have the right to enforce all of the Grantee’s obligations to that Affiliate under this Schedule C.

(d)                                 The obligations contained in this Schedule C shall survive the termination of the Grantee’s Service relationship with the Company and its Subsidiaries and shall be fully enforceable thereafter.